                                                                    Exhibit (b)
                         [CHASE SECURITIES LETTERHEAD]


                             CHASE SECURITIES INC.
                                270 Park Avenue
                           New York, New York  10017

                            THE CHASE MANHATTAN BANK
                                270 Park Avenue
                           New York, New York  10017


                                October 16, 1996


CCI Acquisition Corp.
c/o Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court
Suite 1600
Dallas, Texas  75201

Attention:    Patrick K. McGee

Re: Cooperative Computing Inc. - Senior Secured Credit Facilities - Commitment Letter

Ladies and Gentlemen:

              You have advised Chase Securities Inc. ("CSI") and The Chase Manhattan Bank ("Chase") that you, CCI Acquisition Corp., a Delaware corporation ("Acquisition Co.") and an affiliate of Cooperative Computing, Inc., a Delaware corporation ("CCI"), propose to make a tender offer (the "Tender Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), of a corporation identified to us as "Target", a Delaware corporation ("Target"), followed by the Merger described below. The Tender Offer will be contingent upon (a) the purchase by Acquisition Co. pursuant thereto of not less than 51% of the Shares (the "Minimum Shares"), determined on a fully diluted basis after giving effect to the exercise of any warrants, rights, options, conversion privileges or similar rights, (b) receipt by Acquisition Co. of a capital contribution of no less than $95,000,000 from CCI, which will be funded entirely from cash proceeds of no less than $95,000,000 from the sale of CCI common stock to an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), and (c) the contribution to CCI of all of the capital stock of Acquisition Co. by the stockholders of Acquisition Co. so that thereafter Acquisition Co. becomes a wholly-owned subsidiary of CCI.

              You have also advised us that prior to commencement of the Tender Offer, Acquisition Co., CCI and Target will have entered into a merger agreement in substantially the form previously delivered to us (the "Merger Agreement") providing for the merger (the

"Merger") of Acquisition Co. or its wholly owned subsidiary with and into Target as soon as practicable after completion of the Tender Offer for cash consideration equal to $9.25 per Share. The Merger Agreement will, among other things, provide that each shareholder of Target (other than Acquisition Co. and other than shareholders who have perfected appraisal rights) who has not participated in the Tender Offer will, upon consummation of the Merger, receive a cash merger price per Share equal to $9.25.

              We understand that (i) in order to finance the Tender Offer and certain related expenses, Acquisition Co. (a) will require a senior credit facility of $103,500,000 (the "Tender Facility") (a portion of which may be borrowed by CCI in order to refinance certain of its indebtedness and to provide for its general corporate requirements) and (b) will receive a $95,000,000 capital contribution from CCI which will be funded entirely from the cash proceeds of a sale of CCI common stock to an affiliate of Hicks, Muse, Tate and Furst Incorporated ("Hicks Muse"), (ii) in order to refinance or defease certain indebtedness of Target until the date of the Merger, Target will acquire senior credit facilities of up to $36,500,000 (the "Target Facilities") and (iii) in order to finance the Merger and certain related expenses, to refinance certain indebtedness of Target, to repay amounts owing under the Tender Facility and to provide financing for future acquisitions in the same line of business and for other general corporate purposes, the surviving corporation of the Merger ("New Target") will require senior credit facilities of up to $170,000,000 (the "Merger Facilities"), comprised of a term loan facility of not more than $135,000,000 and a $35,000,000 revolving credit facility, of which an amount of up to $5,000,000 may be drawn in connection with the Merger.

              CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Tender Facility and the Merger Facilities (the "Facilities"). Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Facilities and to act as administrative agent in respect thereof. Attached as Exhibits A, B and C to this Commitment Letter are statements of terms and conditions (the "Term Sheets") setting forth the principal terms and conditions on and subject to which Chase is willing to make available the Facilities. As consideration for Chase's commitment hereunder and CSI's and Chase's agreements to perform the services described herein with respect to the Facilities, you agree to pay to Chase the nonrefundable fees described in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). To the extent that the Fee Letter amends, supplements or otherwise modifies any of the terms hereof (including the terms of the Term Sheets), the terms of the Fee Letter shall be controlling.

              You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter) will be paid in connection with the Facilities unless you and we shall so agree.

              We intend to syndicate the Facilities to a group of financial institutions (together with Chase, the "Lenders") identified by us in consultation with you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to, and to cause CCI and Target to, actively assist CSI in completing a syndication satisfactory to us and you. Such assistance shall include (a) the use of commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of CCI, Target and Hicks Muse, (b) the hosting, with CSI, of one or more meetings with prospective Lenders and other direct contact between the proposed Lenders and senior management and advisors of CCI, Acquisition Co., Target and Hicks Muse and (c) the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication. You agree that we shall have a reasonable time (which shall be no more than 45 days from the execution of the Merger Agreement) prior to the closing date of the Tender Facility to complete the syndication. Subject to the foregoing, Chase and CSI are committed to work with you to close the financing contemplated hereby as promptly as possible and accordingly are committed, subject to the terms and conditions hereof, to close prior to completion of the syndication.

              CSI, in cooperation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree to, and to cause CCI, Acquisition Co. and their subsidiaries to, promptly prepare and provide to CSI and Chase all information with respect to CCI, Acquisition Co., Target and their subsidiaries, the Tender Offer, the Merger and the other transactions contemplated hereby, including all projections, pro forma financial statements, financial models and business plans (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facilities.

              You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. In arranging and syndicating the Facilities, we will use and rely on the Information and Projections without independent verification thereof.

              Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) our not becoming aware after the date hereof of any information or other matter which in our reasonable judgment
(i) is materially inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (including any material potential liability or contingent obligation not reflected in the Projections) or (ii) could reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of CCI, Acquisition Co., Target and their subsidiaries taken as a whole or on their ability to perform the covenants and obligations in a timely manner under the financing agreements, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the syndication of any of the

Facilities, (c) our satisfaction that there shall have been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of CCI, Acquisition Co., Target, Hicks Muse or any of their respective affiliates prior to and during the syndication of the Facilities (which, in the case of Hicks Muse or any of its other affiliates, would materially impair the syndication of the Facilities), (d) the negotiation, execution and delivery on or before January 15, 1997 of definitive documentation with respect to the Facilities reasonably satisfactory to Chase and its counsel and (e) the other conditions set forth in the Term Sheets. The terms and conditions of Chase's commitment hereunder and of the Facilities, to the extent not inconsistent with the terms and conditions herein and in the Term Sheets, are not limited to those set forth herein and in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of Chase, CSI, CCI and Acquisition Co.

              You agree (a) to indemnify and hold harmless Chase, CSI and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "indemnified person") from and against any and all losses, claims, damages, expenses and liabilities ("Losses") to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Tender Offer, the Merger or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing will not apply to any Losses of an indemnified person to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person or material breach of this Commitment Letter by such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter and the definitive financing documentation), provided, that if the Tender Offer is not consummated you shall not be required to reimburse any expenses pursuant to this Clause (b) except to the extent that you shall in turn be reimbursed for such expenses. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

              This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements which have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

              This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) to officers and representatives of the Board of Directors of Target after this Commitment Letter has been accepted by you, and (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after (i) this Commitment Letter has been accepted by you and (ii) the Board of Directors of Target (consisting of a majority of the Directors holding office as of the date hereof) has approved the Tender Offer and the Merger.

              The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder; provided, that if definitive financing documentation is executed, the terms of such definitive financing documentation shall supersede this Commitment Letter.

              If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 16, 1996. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

              Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.


                                        Very truly yours,

                                        CHASE SECURITIES INC.


                                        By: /s/ JOHN F. SIMON
                                           ----------------------------
                                           Name: John F. Simon
                                           Title: Vice President


                                        THE CHASE MANHATTAN BANK


                                        By: /s/ MARIAN N. SCHULMAN
                                           ----------------------------
                                           Name: Marian N. Schulman
                                           Title: Attorney-in-Fact


Accepted and agreed to
as of the date first
written above by:

CCI ACQUISITION CORP.


By: /s/ LAWRENCE D. STUART, JR.
   ----------------------------
   Name: Lawrence D. Stuart, Jr.
   Title:

                                                                       Exhibit A


                                  $103,500,000
               CCI ACQUISITION CO. SENIOR SECURED CREDIT FACILITY

                                TENDER FACILITY

                        Summary of Terms and Conditions

                               October 16, 1996


                    --------------------------------------


              The following sets forth the terms and conditions for a $103,500,000 Senior Secured Credit Facility that will be available to CCI Acquisition Corp., a Delaware corporation ("Acquisition Co.") and an affiliate of Cooperative Computing, Inc., a Delaware corporation ("CCI"), in connection with its proposed tender offer (the "Tender Offer") of $9.25 per share for all of the issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), of a corporation identified to us as "Target", a Delaware corporation ("Target"), pursuant to the Agreement and Plan of Merger, dated as of October 16, 1996 (the "Merger Agreement"), among Acquisition Co., CCI and Target. The Merger Agreement also provides for the merger (the "Merger") of Acquisition Co. or its wholly-owned subsidiary and Target as soon as is practicable after completion of the Tender Offer, subject to any necessary approval of the Merger by the shareholders of Target (the survivor of the Merger, "New Target"). Immediately prior to the consummation of the Tender Offer, (a) Acquisition Co. will become a subsidiary of CCI and (b) Acquisition Co. shall receive a capital contribution of no less than $95,000,000 from CCI (the "CCI Contribution"), which will be funded entirely from the cash proceeds of the sale of no less than $95,000,000 (the "HMTF Equity Investment") of CCI common stock to an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") pursuant to the Securities Purchase Agreement, dated as of October 16, 1996 (the "HMTF Securities Purchase Agreement"), between Hicks Muse or an affiliate thereof and CCI.



I.   Parties

   Borrower:                 Acquisition Co.  To the extent that CCI will
                             refinance any of its existing indebtedness of up to $5,100,000 (the "CCI Refinancing") or will require for its general corporate purposes up to $3,400,000, CCI will be permitted to be a borrower for such refinancing or purposes
                             (collectively, the "CCI Uses") or Acquisition
                             Co. will be permitted to make intercompany advances to CCI therefor.

   Guarantors:               CCI and each of its direct and indirect
                             subsidiaries (other than Target and its
                             subsidiaries and the Excluded Foreign Subsidiaries referred to below) (the "Guarantors"; CCI and the Guarantors, collectively, the "Credit Parties").

   Lenders: The banks, financial institutions and other entities, including The Chase Manhattan Bank ("Chase"),selected in the syndication effort (collectively, the "Lenders").

   Advisor and Arranger:     Chase Securities Inc. (in such capacity, the
                             "Arranger").

   Administrative Agent:     The Chase Manhattan Bank (in such capacity, the
                             "Administrative Agent").

II.   Tender Facility


   Type and Amount:          An aggregate principal amount of $103,500,000 will
                             be available to Acquisition Co. and, for the CCI
                             Uses, CCI under a senior secured credit facility
                             (the "Tender Facility").

   Availability:             Loans under the Tender Facility (the "Tender
                             Loans") will be available for multiple drawings during the period commencing on the date (in no event later than January 15, 1997) on which Acquisition Co. accepts for payment at least 51% of the Shares (the "Minimum Shares") in the Tender
                             Offer (the "Closing Date") and ending on the Maturity Date (as defined below); provided that in no event may the amount of the Tender Loans made available to Acquisition Co. (other than to finance the CCI Uses) exceed 50% of the purchase price of Shares accepted for payment pursuant to the Tender Offer or otherwise acquired by Acquisition Co., unless the shares purchased in the Tender Offer are at least 90% of all the Shares (at which point the 50% limitation will not be applicable). To the extent necessary for the CCI Uses, letters of credit shall be made available under the Tender Facility for CCI.

   Amortization:             The Tender Loans will be repayable at any time
                             after three months following the Closing Date upon demand but in no event later than the earlier of the date of the Merger and six months after the Closing Date (as defined below) (the date on which the Tender Loans are repayable, the "Maturity
                             Date").

   Purpose: After application of the funds received by Acquisition Co. from CCI as equity contributions and intercompany advances, the proceeds of the Tender Loans will be used to finance in part (a) the acquisition by Acquisition Co. of not less than the Minimum Shares pursuant to the Tender Offer, (b) the payment of interest, fees and other expenses incurred in connection with the Tender Offer and Merger and (c) the CCI Uses.

III. General Payment
     Provisions

   Fees and Interest Rates:  As set forth on Annex I.

   Optional Prepayments
   and Commitment
   Reductions:               All or a portion of the outstanding Tender Loans
                             may be prepaid at any time and the unutilized portion of the Tender Facility may be terminated in whole or in part (in minimum amounts to be agreed upon) at Acquisition Co.'s option. Such prepayments of Tender Loans may not be reborrowed.

IV.  Guarantees and
     Collateral

   Guarantees:               All obligations of Acquisition Co. under the Credit
                             Documentation (as defined below) shall be unconditionally guaranteed by the Guarantors.

   Collateral:               The obligations of Acquisition Co. and CCI under
                             the Tender Facility and the guarantee thereof will be secured by a perfected first priority security interest in (a) all of the capital stock of Acquisition Co. and, unless Acquisition Co. owns at least 90% of all the Shares, all Shares owned by Acquisition Co. or any affiliate or designee thereof, whether acquired in the Tender Offer or otherwise, (b) all intercompany notes (including any note payable to CCI related to the CCI Contribution) and (c) to the extent permitted under its existing contractual obligations, the material tangible and intangible assets of CCI.

V.   Certain Conditions

   Initial Conditions:       The availability of the Tender Facility on the
                             Closing Date shall be conditioned upon
                             satisfaction of, among other things, the following conditions precedent on or before the Closing Date
                             (which shall occur no later than January 15, 1997):

                                (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Tender Facility (the "Credit Documentation").

                                (b) CCI shall have (i) received the HMTF Equity Investment pursuant to the HMTF Securities
                             Purchase Agreement and (ii) contributed all proceeds therefrom as a capital contribution to Acquisition Co. for use solely in connection with the Tender Offer.

                                (c) The Tender Offer shall have been, or shall be concurrently, consummated pursuant to the Merger Agreement; the distribution contemplated in the Merger Agreement of certain specified real estate of Target shall have occurred or be provided to occur on or prior to the date of the Merger (the "Real Estate Distribution") on a basis that provides to Target a release in respect of its indebtedness secured by such real estate; and, no material provision of the Merger Agreement or the HMTF Securities Purchase Agreement shall have been amended, supplemented, waived or otherwise modified without the prior written consent of the Administrative Agent.

                                (d)  The Board of Directors of Target
                             (consisting of a majority of the Directors holding office as of the date hereof) shall have approved the Tender Offer.

                                (e)  Acquisition Co. shall have acquired,
                             concurrently with the making of the first Tender Loans, not fewer than the Minimum Shares, and there shall not have been any material change in the approximately 17,749,184 Shares outstanding on October 16, 1996 (net of treasury Shares and after giving effect to any dilution), other than the issuance of options to acquire approximately 1,838,200 Shares under Target's stock option plans as of October 16, 1996.

                                (f) The documents and materials filed publicly by CCI, Acquisition Co. and Target in connection with the Tender Offer and the Merger shall have been furnished to the Administrative Agent in reasonably satisfactory form and substance.

                                (g) The capital structure, corporate structure, ownership and management of each Credit Party after the Tender Offer and as contemplated by the Merger Agreement shall be reasonably satisfactory in all respects. CCI, Acquisition Co and their subsidiaries shall have no outstanding indebtedness, liens or preferred equity after giving effect to the Tender Offer other than indebtedness or liens under the Tender Facility or existing on the date hereof (to the extent not refinanced in the CCI Refinancing), and such other indebtedness, liens or preferred equity as shall be approved by the Lenders. The sources and uses of funding for the Tender Offer and the Merger shall be as set forth in the Sources and Uses
                             Chart (as defined in the Fee Letter).

                                (h) The Lenders, the Administrative Agent and the Arranger shall have received all fees and expenses required to be paid on or before the Closing Date.

                                (i)  All governmental, shareholder and third
                             party approvals (including debtholders', landlords' and other consents) necessary or advisable in connection with the Tender Offer, the Merger, the financing contemplated hereby and the continuing operations of CCI, Acquisition Co., Target and their subsidiaries after the Tender Offer, the Merger and the contemplated contribution (the "New Target Contribution") by CCI after the consummation of the Merger of its assets (other than the stock of New Target) to New Target shall have been obtained and be in full force and effect (or there shall be a plan reasonably satisfactory to the Administrative Agent for the obtaining thereof) and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on Tender Offer, the Merger, the New Target Contribution or the financing thereof.

                                (j)  The Lenders shall have received (i) a
                             satisfactory projected pro forma balance sheet of CCI, Acquisition Co., Target and their subsidiaries as at the Closing Date and after giving effect to each of (A) the Tender Offer, the financings contemplated hereby and the Target Facility (as defined in the Commitment Letter to which this summary of Terms and Conditions is attached, the "Commitment Letter") and (B) the Merger and the New Target Contribution and the financings contemplated by the Merger Facilities (as defined in the Commitment Letter), consistent with the statement of proposed sources and uses as set forth in the Sources and Uses Chart, (ii) audited financial statements of Target for 1992 through 1995, (iii) unaudited financial statements of CCI for 1992 through 1995 and satisfactory evidence of a satisfactory review thereof by a nationally recognized accounting firm, and (iv) unaudited interim combined financial statements of each of CCI, Acquisition Co. and Target for each fiscal month (if reasonably available) and quarterly period ended subsequent to December 31, 1995 as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the financial condition of any of them as reflected in the financial statements or projections previously furnished to the Lenders. (Chase hereby confirms that the financial statements received to date do not in its judgment reflect any such material adverse change). The

                             Lenders shall be satisfied that projected combined financial results for CCI, Acquisition Co. and Target for the 1996 fiscal year will be achieved (including aggregate pro forma EBITDA (without giving effect to any anticipated synergies from the Merger) of at least $30,000,000, with pro forma adjustments for Leases entered into by CCI in connection with Real Estate Distribution).

                                (k)  The Lenders shall have received a
                             reasonably satisfactory business plan or budget for CCI, Acquisition Co. and their subsidiaries (including Target) (the "Business Plan") for the remainder of the 1996 fiscal year and the fiscal year 1997. (Chase hereby confirms that the current Business Plan is satisfactory).

                                (l)  The Lenders shall be satisfied that,
                             following the Tender Offer, the Merger and the New Target Contribution, the leasing subsidiaries of New Target will have available to them independent financing in amounts and on terms that will enable them to support the sales of New Target as necessary to achieve the Business Plan.

                                (m)  The Lenders shall have received the
                             results of a recent lien, tax and judgment search in each of the jurisdictions and offices where assets of each of CCI, Acquisition Co., Target and their subsidiaries are located or recorded, and such search shall reveal no liens on any of their assets (other than the real estate which is the subject of the Real Estate Distribution) except for liens permitted by the Credit Documentation or liens to be discharged in connection with the transactions contemplated hereby.

                                (n)  All actions necessary or advisable to
                             perfect the lien of the Administrative Agent shall have been taken and all fees shall have been paid or duly provided for.

                                (o)  The Administrative Agent shall have
                             received satisfactory evidence that the fees and expenses to be incurred in connection with the Tender Offer, the Merger and the financing thereof (including any redemption or prepayment premiums for the refinancing of all Target indebtedness) shall not exceed an amount reasonable and customary for transactions of this type.

                                (p)  The Lenders shall have received a
                             satisfactory solvency opinion from an independent valuation firm satisfactory to the Administrative Agent which shall document the solvency of CCI, Acquisition Co., New Target and their subsidiaries taken as a whole after giving effect to the Tender Offer, the Merger, the New Target Contribution and the other transactions contemplated hereby.

                                (q)  The Lenders shall have received a
                             satisfactory environmental audit or review with respect to the material real property owned or leased by CCI, Acquisition Co., Target and their subsidiaries from a firm satisfactory to the Administrative Agent.

                                (r)  The Administrative Agent shall have
                             determined that reasonably satisfactory insurance relating to the CCI, Acquisition Co., Target and their subsidiaries will be in place after the Tender Offer and the Merger.

                                (s)  The Leases entered into by CCI in
                             connection with the Real Estate Distribution shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

                                (t) The Lenders shall have received such legal opinions (including opinions (i) from counsel to CCI, Acquisition Co. and their subsidiaries and
                             (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

   On-Going Conditions:         The making of each Tender Loan shall be
                             conditioned upon (a) all representations and warranties in the

                             Credit Documentation (including, without limitation, the material adverse change and litigation representations) being true and correct in all material respects and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such Tender Loan. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Tender Offer or the Merger, (b) the business, assets, property, condition (financial or otherwise) or prospects of CCI, Acquisition Co., Target and their subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  Representations,
     Warranties, Covenants
     and Events of Default

                             The Credit Documentation shall contain
                             representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

   Representations and       Accuracy of financial statements (including pro
   Warranties:               forma financial statements); absence of
                             undisclosed liabilities; no material adverse change; corporate existence; compliance with law;
                             corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation;
                             no default; ownership of property; liens;
                             intellectual property; no burdensome restrictions;
                             taxes; Federal Reserve regulations; ERISA;
                             Investment Company Act; subsidiaries;
                             environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.


   Affirmative Covenants:    Delivery of financial statements, reports,
                             accountants'
                             letters, projections, officers' certificates and other information requested by the Lenders;
                             payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and agreement to grant security interests in after-acquired property.

   Negative Covenants:       Limitations on: indebtedness (including preferred
                             stock and guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions;
                             sales of assets; leases; dividends, stock repurchases and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments of subordinated debt; modifications of equity and debt instruments; transactions with affiliates;
                             sale and leasebacks; changes in fiscal year;
                             negative pledge clauses; and, in the case of Acquisition Co., conduct of business or the incurrence of liabilities other than those related to the Tender Offer and the Merger. Certain of the negative covenants shall include customary exceptions.

   Events of Default:        Nonpayment of principal when due; nonpayment of
                             interest, fees or other amounts within five business days after the date due; material inaccuracy of representations and warranties;
                             violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); cross-default; bankruptcy; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, or security interest; and a change of control.

VII.   Certain Other Terms

   Voting:                   Amendments and waivers with respect to the Credit

                             Documentation shall require the approval of Lenders holding Loans and commitments representing not less than 51% of the aggregate amount of the Loans and commitments under the Tender Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Tender Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and
                             (ii) releases of all or substantially all of the collateral and guarantees.

   Assignments and           The Lenders shall be permitted to assign and sell
   Participations:           participations in their Tender Loans and
                             commitments, subject, in the case of assignments
                             (other than to another Lender or to an affiliate of the assigning Lender), to the consent of the Administrative Agent, any issuing Lender and any swing line Lender (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments, the minimum assignment amount shall be $5,000,000 unless otherwise agreed by Acquisition Co. and the Administrative Agent.
                             Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Tender Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Tender Facility upon request.

   Yield Protection:         The Credit Documentation shall contain customary
                             provisions (a) protecting the Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of withholding or other taxes and
                             (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

   Expenses and              Acquisition Co. shall pay from and after the
   Indemnification:          Closing Date (a) all reasonable out-of-pocket
                             expenses of the Administrative Agent and the Arranger associated with the syndication of the Tender Facility and the preparation, execution, delivery and administration of the Credit
                             Documentation and any amendment or waiver with respect thereto (including the reasonable fees and disbursements and other charges of counsel) and
                             (b) all out-of-pocket expenses of the
                             Administrative Agent and the Lenders in connection with the enforcement of the Credit Documentation
                             (including the fees and disbursements and other charges of counsel).

                             Acquisition Co. shall indemnify, pay and hold harmless the Administrative Agent, the Arranger and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party or material breach by the indemnified party of the definitive documents).

   Governing Law and Forum:  State of New York.

   Counsel to the Arranger   Simpson Thacher & Bartlett.
   and the Administrative
   Agent:

   Commitment Termination    The Credit Documentation must have been entered
   Date:                     into on or before January 15, 1997.

                                                                         Annex I
                                                                   to Term Sheet


                           Interest and Certain Fees


   Interest Rate Options:    Acquisition Co. or CCI, as the case may be, may
                             elect that all or a portion of the Tender Facility bear interest at a rate per annum equal to:


                                  the ABR plus the Applicable Margin; or

                                  the Eurodollar Rate plus Applicable Margin.


                             As used herein:

                             "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for certificates of deposit (grossed up for maximum statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.50%.

                             "Applicable Margin" means (a) with respect to ABR Loans (as defined below), 1.50% and (b) with respect to Eurodollar Loans (as defined below), 2.50%.

                             "Eurodollar Rate" means the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three, six or, to the extent available to each Lender, twelve months (as selected by Acquisition Co. or CCI, as the case may be) are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the relevant Tender Loan.

   Interest Payment Dates:   In the case of Tender Loans bearing interest based
                             upon the ABR ("ABR Loans"), quarterly in arrears.

                             In the case of Tender Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

   Commitment Fees:          Acquisition Co. shall pay a commitment fee
                             calculated at the rate of .50% per annum on the average daily unused portion of the Tender
                             Facility, payable quarterly in arrears. Letters of credit, however, for the purposes of the commitment fee, shall be deemed utilization of the Tender Facility. The foregoing commitment fee shall be subject to reduction after the first anniversary of the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined. The commitment fees payable hereunder shall not be duplicative of any commitment fees payable under the Fee Letter (as defined in the Commitment
                             Letter).

   Letter of Credit Fees:    Acquisition Co. and CCI shall pay a commission on
                             all outstanding letters of credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Tender
                             Facility on the face amount of each such letter of credit, less the fronting fee. Such commission shall be shared ratably among the Lenders participating in the Tender Facility and shall be payable quarterly in arrears.


                             A fronting fee in an amount to be agreed upon on the face amount of each letter of credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

   Default Rate:             At any time when Acquisition Co. or CCI, as the
                             case may be, is in default in the payment of any amount due under the Tender Facility, the principal of all Tender Loans shall bear interest at 2% above the rate otherwise applicable thereto.
                             Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

   Rate and Fee Basis:       All per annum rates shall be calculated on the
                             basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       Exhibit B


                                  $36,500,000
                     TARGET SENIOR SECURED CREDIT FACILITY

                                TARGET FACILITY

                        Summary of Terms and Conditions

                                October 16, 1996

                        -------------------------------


         The following sets forth the terms and conditions for $36,500,000 Senior Secured Credit Facility that will be available to a corporation identified to us as "Target", a Delaware corporation ("Target") in connection with the proposed tender offer (the "Tender Offer"), for $9.25 per share, for all of issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), by CCI Acquisition Corp., a Delaware corporation ("Acquisition Co.") and an affiliate of Cooperative Computing, Inc., a Delaware corporation ("CCI"), pursuant to the Agreement and Plan of Merger, dated as of October 16, 1996 (the "Merger Agreement"), among Acquisition Co., CCI and Target. The Merger Agreement also provides for the merger (the "Merger") of Acquisition Co. or its wholly-owned subsidiary and Target as soon as is practicable after completion of the Tender Offer, subject to any necessary approval of the Merger by the shareholders of Target (the survivor of the Merger, "New Target"). Immediately prior to the consummation of the Tender Offer, (a) Acquisition Co. will become a subsidiary of CCI and (b) Acquisition Co. shall receive a capital contribution of no less than $95,000,000 from CCI (the "CCI Contribution"), which will be funded entirely from the cash proceeds of the sale of no less than $95,000,000 (the "HMTF Equity Investment") of CCI common stock to an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), pursuant to the Securities Purchase Agreement, dated as of October 16, 1996 (the "HMTF Securities Purchase Agreement"), between Hicks Muse or an affiliate thereof and CCI.



I.   Parties

  Borrower:                                Target.

  Guarantors:                              Each of the direct and indirect
                                           subsidiaries of Target (other than
                                           the Excluded Foreign Subsidiaries
                                           referred to below) (the
                                           "Guarantors"; Target and the
                                           Guarantors, collectively, the
                                           "Credit Parties").

  Lenders: The banks, financial institutions and other entities, including The Chase Manhattan Bank ("Chase"), selected in the syndication effort (collectively, the Lenders").

  Advisor and Arranger:                    Chase Securities Inc. (in such
  capacity, the "Arranger").

  Administrative Agent:                    The Chase Manhattan Bank (in such
                                           capacity, the "Administrative
                                           Agent").

II.   Tender Facility

  Type and Amount:                         An aggregate principal amount of
                                           $36,500,000 will be available to
                                           Target under a senior secured credit
                                           facility (the "Target Facility").

  Availability:                            Loans will be available under Target
                                           Facility ("Target Loans") for
                                           multiple drawings during the period
                                           commencing on the date (in no event
                                           later than January 15, 1997) on
                                           which Acquisition Co. accepts for
                                           payment at least 51% of the Shares
                                           (the "Minimum Shares") in the Tender
                                           Offer (the "Closing Date") and
                                           ending on the Maturity Date (as
                                           defined below).  To the extent
                                           necessary letters of credit shall be
                                           made available under the Target
                                           Facility.

  Amortization:                            The Target Loans will be repayable
                                           at any time after three months
                                           following the Closing Date upon
                                           demand but in no event later than
                                           the earlier of the date of the
                                           Merger and six months after the
                                           Closing Date (as defined below) (the
                                           date on which the Target Loans are
                                           repayable, the "Maturity Date").

  Purpose: The proceeds of the Target Loans will be used to finance in part the refinancing or defeasance of the existing indebtedness of Target.

III.  General Payment
      Provisions

  Fees and Interest Rates:                 As set forth on Annex I.

  Optional Prepayments and                 All or a portion of the outstanding
  Commitment Reductions:                   Target Loans may be prepaid at any
                                           time and the unutilized portion of
                                           the Target Facility may be
                                           terminated in whole or in part (in
                                           minimum amounts to be agreed upon)
                                           at Target's option. Such prepayments
                                           of Target Loans may not be
                                           reborrowed.

IV.   Guarantees and Collateral

  Guarantees:                              All obligations of Target under the
                                           Credit Documentation (as defined
                                           below) shall be unconditionally
                                           guaranteed by the Guarantors.

  Collateral:                              The obligations of Target under the
                                           Target Facility and the guarantee
                                           thereof will be secured by a
                                           perfected first priority security
                                           interest to the extent permitted
                                           under the existing contractual
                                           obligations of Target and its
                                           subsidiaries, the material tangible
                                           and intangible assets of the Credit
                                           Parties.

V.   Certain Conditions

  Initial Conditions:                      The availability of the Target
                                           Facility on the Closing Date shall
                                           be conditioned upon satisfaction of,
                                           among other things, the following
                                           conditions precedent on or before
                                           the Closing Date (which shall occur
                                           no later than January 15, 1997):

                                               (a)  Each Credit Party shall have
                                           executed and delivered satisfactory
                                           definitive financing documentation
                                           with respect to the Tender Facility
                                           (the "Credit Documentation").

                                               (b)  The first loans shall have
                                           been made under the Tender Facility
                                           (as defined in the Commitment Letter
                                           to which the Summary of Terms and
                                           Conditions is attached), and the
                                           condition precedent thereto shall
                                           have been satisfied.

                                               (c)  All actions necessary or
                                           advisable to perfect the lien of the
                                           Administrative Agent shall have been
                                           taken and all fees shall have been
                                           paid or duly provided for.

                                                (d)  The Lenders shall have
                                           received such legal opinions
                                           (including opinions (i) from counsel
                                           to CCI, Acquisition Co., Target and
                                           their subsidiaries and (ii) from
                                           such special and local counsel as
                                           may be required by the
                                           Administrative Agent), documents and
                                           other instruments as are customary
                                           for transactions of this type or as
                                           they may reasonably request.

  On-Going Conditions:                     The making of each Target Loan shall
                                           be conditioned upon (a) all
                                           representations and warranties in
                                           the Credit Documentation (including,
                                           without limitation, the material
                                           adverse change and litigation
                                           representations) being true and
                                           correct in all material respects and
                                           (b) there being no default or event
                                           of default in existence at the time
                                           of, or after giving effect to the
                                           making of, such Target Loan.  As
                                           used herein and in the Credit
                                           Documentation a "material adverse
                                           change" shall mean any event,
                                           development or circumstance that has
                                           had or could reasonably be expected
                                           to have a material adverse effect on
                                           (a) the Tender Offer or the Merger,
                                           (b) the business, assets, property,
                                           condition (financial or otherwise)
                                           or prospects of CCI, Acquisition
                                           Co., Target and their subsidiaries
                                           taken as a whole, or (c) the
                                           validity or enforceability of any of
                                           the Credit Documentation or the
                                           rights and remedies of the
                                           Administrative Agent and the Lenders
                                           thereunder.

VI.   Representations, Warranties,
      Covenants and Events of Default

                                           The Credit Documentation shall
                                           contain representations, warranties,
                                           covenants and events of default
                                           customary for financings of this
                                           type and other terms deemed
                                           appropriate by the Lenders,
                                           including, without limitation:

  Representations and                      Accuracy of financial statements
  Warranties:                              (including pro forma financial
                                           statements); absence of undisclosed
                                           liabilities; no material adverse
                                           change; corporate existence;
                                           compliance with law; corporate power
                                           and authority; enforceability of
                                           Credit Documentation; no conflict
                                           with law or contractual obligations;
                                           no material litigation; no default;
                                           ownership of property; liens;
                                           intellectual property; no burdensome
                                           restrictions; taxes; Federal Reserve
                                           regulations; ERISA; Investment
                                           Company Act; subsidiaries;
                                           environmental matters; solvency;
                                           accuracy of disclosure; and creation
                                           and perfection of security
                                           interests.

  Affirmative Covenants:                   Delivery of financial statements,
                                           reports, accountants' letters,
                                           projections, officers' certificates
                                           and other information requested by
                                           the Lenders; payment of other
                                           obligations; continuation of
                                           business and maintenance of
                                           existence and material rights and
                                           privileges; compliance with laws and
                                           material contractual obligations;
                                           maintenance of property and
                                           insurance; maintenance of books and
                                           records; right of the Lenders to
                                           inspect property and books and
                                           records; notices of defaults,
                                           litigation and other material
                                           events; compliance with
                                           environmental laws; and agreement to
                                           grant security interests in after-
                                           acquired property.

  Negative Covenants:                      Limitations on: indebtedness
                                           (including preferred stock and
                                           guarantee obligations); liens;
                                           mergers, consolidations,
                                           liquidations and dissolutions; sales
                                           of assets; leases; dividends, stock
                                           repurchases and other payments in
                                           respect of capital stock; capital
                                           expenditures; investments, loans and
                                           advances; optional payments of
                                           subordinated debt; modifications of
                                           equity and debt instruments;
                                           transactions with affiliates; sale
                                           and leasebacks; and changes in
                                           fiscal year; negative pledge
                                           clauses.  Certain of the negative
                                           covenants shall include customary
                                           exceptions.

  Events of Default:                       Nonpayment of principal when due;
                                           nonpayment of interest, fees or
                                           other amounts within five business
                                           days after the date due; material
                                           inaccuracy of representations and
                                           warranties; violation of covenants
                                           (subject, in the case of certain
                                           affirmative covenants,
                                           to a 30-day grace period);
                                           cross-default; bankruptcy; certain
                                           ERISA events; material judgments;
                                           actual or asserted invalidity of any
                                           guarantee or security document, or
                                           security interest; and a change of
                                           control.

VII.   Certain Other Terms

  Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding Loans and commitments representing not less than 51% of the aggregate amount of the Loans and commitments under the Target Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Target Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof,
                                           (iii) increases in the amount or
                                           extensions of the expiry date of any
                                           Lender's commitment and (b) the
                                           consent of 100% of the Lenders shall
                                           be required with respect to (i)
                                           modifications to any of the voting
                                           percentages and (ii) releases of all
                                           or substantially all of the
                                           collateral and guarantees.

  Assignments and                          The Lenders shall be permitted to
  Participations:                          assign and sell participations in
                                           their Target Loans and commitments,
                                           subject, in the case of assignments
                                           (other than to another Lender or to
                                           an affiliate of the assigning
                                           Lender), to the consent of the
                                           Administrative Agent, any issuing
                                           Lender and any swing line Lender
                                           (which consent in each case shall
                                           not be unreasonably withheld).
                                           Non-pro rata assignments shall be
                                           permitted.  In the case of partial
                                           assignments, the minimum assignment
                                           amount shall be $5,000,000 unless
                                           otherwise agreed by Target and the
                                           Administrative Agent.  Participants
                                           shall have the same benefits as the
                                           Lenders with respect to yield
                                           protection and increased cost
                                           provisions.  Voting rights of
                                           participants shall be limited to
                                           those matters with respect to which
                                           the affirmative vote of the

                                           Lender from which it purchased its
                                           participation would be required as
                                           described under "Voting" above.
                                           Pledges of Target Loans in
                                           accordance with applicable law shall
                                           be permitted without restriction.
                                           Promissory notes shall be issued
                                           under the Target Facility upon
                                           request.

  Yield Protection:                        The Credit Documentation shall
                                           contain customary provisions (a)
                                           protecting the Lenders against loss
                                           of yield resulting from changes in
                                           reserve, tax, capital adequacy and
                                           other requirements of law and from
                                           the imposition of withholding or
                                           other taxes and (b) indemnifying the
                                           Lenders for "breakage costs"
                                           incurred in connection with, among
                                           other things, prepayment of a
                                           Eurodollar Loan (as defined in Annex
                                           I) on a day other than the last day
                                           of an interest period with respect
                                           thereto.

  Expenses and                             Target shall pay from and after the
  Indemnification:                         Closing Date (a) all reasonable
                                           out-of pocket expenses of the
                                           Administrative Agent and the
                                           Arranger associated with the
                                           syndication of the Target Facility
                                           and the preparation, execution,
                                           delivery and administration of the
                                           Credit Documentation and any
                                           amendment or waiver with respect
                                           thereto (including the reasonable
                                           fees and disbursements and other
                                           charges of counsel) and (b) all
                                           out-of-pocket expenses of the
                                           Administrative Agent and the Lender
                                           in connection with the enforcement
                                           of the Credit Documentation        s
                                           (including the fees and
                                           disbursements and other charges of
                                           counsel).

                                           Target shall indemnify, pay and hold
                                           harmless the Administrative Agent,
                                           the Arranger and the Lenders (and
                                           their respective directors,
                                           officers, employees and agents)
                                           against any loss, liability, cost or
                                           expense incurred in respect of the
                                           financing contemplated hereby or the
                                           use or the proposed use of proceeds
                                           thereof (except to the extent
                                           resulting from the gross negligence
                                           or willful misconduct of the
                                           indemnified party or material breach
                                           by the indemnified party of the
                                           definitive documents).

   Governing Law and Forum:                   State of New York.

   Counsel to the Arranger and                Simpson Thacher & Bartlett.
   the Administrative Agent:

   Commitment Termination                     The Credit Documentation must have
   Date:                                      been entered into on or before
                                              January 15, 1997.

                                                                         Annex I
                                                                   to Term Sheet


                           Interest and Certain Fees


Interest Rate Options:                     Target may be, may elect that all or
                                           a portion of the Target Facility
                                           bear interest at a rate per annum
                                           equal to:


                                               the ABR plus the Applicable
                                               Margin; or

                                               the Eurodollar Rate plus
                                               Applicable Margin.

                                           As used herein:

                                           "ABR" means the highest of (i) the
                                           rate of interest publicly announced
                                           by Chase as its prime rate in effect
                                           at its principal office in New York
                                           City (the "Prime Rate"), (ii) the
                                           secondary market rate for
                                           certificates of deposit (grossed up
                                           for maximum statutory reserve
                                           requirements) plus 1% and (iii) the
                                           federal funds effective rate from
                                           time to time plus 0.50%.

                                           "Applicable Margin" means (a) with
                                           respect to ABR Loans (as defined
                                           below), 1.50% and (b) with respect
                                           to Eurodollar Loans (as defined
                                           below), 2.50%.


                                           "Eurodollar Rate" means the rate
                                           (grossed-up for maximum statutory
                                           reserve requirements for
                                           eurocurrency liabilities) at which
                                           eurodollar deposits for one, two,
                                           three, six or, to the extent
                                           available to each Lender, twelve
                                           months (as selected by Target) are
                                           offered to Chase in the interbank
                                           eurodollar market in the approximate
                                           amount of Chase's share of the
                                           relevant Loan.

Interest Payment Dates:                    In the case of Target Loans bearing
                                           interest based upon the ABR ("ABR
                                           Loans"), quarterly in arrears.

                                           In the case of Target Loans bearing
                                           interest based upon the Eurodollar
                                           Rate ("Eurodollar Loans"), on the
                                           last day of each relevant interest
                                           period and, in the case of any
                                           interest period longer than three
                                           months, on each successive date
                                           three months after the first day of
                                           such interest period.

Commitment Fees:                           Target shall pay a commitment fee
                                           calculated at the rate of .50% per
                                           annum on the average daily unused
                                           portion of the Target Facility,
                                           payable quarterly in arrears.
                                           Letters of credit, however, for the
                                           purposes of the commitment fee,
                                           shall be deemed utilization of the
                                           Target Facility. The foregoing
                                           commitment fee shall be subject to
                                           reduction after the first
                                           anniversary of the Closing Date by
                                           amounts to be agreed upon based on
                                           the achievement of performance
                                           targets to be determined. The
                                           commitment fees payable hereunder
                                           shall not be duplicative of any
                                           commitment fees payable under the
                                           Fee Letter (as defined in the
                                           Commitment Letter to which this
                                           Summary of Terms and Conditions is
                                           attached).

Letter of Credit Fees:                     Target shall pay a commission on all
                                           outstanding letters of credit at a
                                           per annum rate equal to the
                                           Applicable Margin then in effect
                                           with respect to Eurodollar Loans
                                           under the Target Facility on the
                                           face amount of each such letter of
                                           credit, less the fronting fee.  Such
                                           commission shall be shared ratably
                                           among the Lenders participating in
                                           the Target Facility and shall be
                                           payable quarterly in arrears.


                                           A fronting fee in an amount to be
                                           agreed upon on the face amount of
                                           each letter of credit shall be
                                           payable quarterly in arrears to the
                                           Issuing Lender for its own account.
                                           In addition, customary
                                           administrative, issuance, amendment,
                                           payment and negotiation charges
                                           shall be payable to the Issuing
                                           Lender for its own account.

Default Rate:                              At any time when Target is in
                                           default in the payment of any amount
                                           due under the Target Facility, the
                                           principal of all Target Loans shall
                                           bear interest at 2% above the rate
                                           otherwise applicable thereto.
                                           Overdue interest, fees and other
                                           amounts shall bear interest at 2%
                                           above the rate applicable to ABR
                                           Loans.

Rate and Fee Basis:                        All per annum rates shall be
                                           calculated on the basis of a year of
                                           360 days (or 365/366 days, in the
                                           case of ABR Loans the interest rate
                                           payable on which is then based on
                                           the Prime Rate) for actual days
                                           elapsed.

                                                                  Exhibit C


                                  $170,000,000
                    TARGET SENIOR SECURED CREDIT FACILITIES

                               MERGER FACILITIES

                        Summary of Terms and Conditions

                                October 16, 1996

                    ---------------------------------------

                  The following sets forth the terms and conditions for $170,000,000 of Senior Secured Credit Facility that will be available to the surviving corporation ("New Target") of the merger (the "Merger") of CCI Acquisition Corp., a Delaware corporation ("Acquisition Co.") and a wholly owned subsidiary of Cooperative Computing, Inc., a Delaware corporation ("CCI"), with a corporation identified as "Target", a Delaware corporation ("Target"), pursuant to the Agreement and Plan of Merger, dated as of October 16, 1996 (the "Merger Agreement"), among Acquisition Co., CCI and Target. The Merger will be consummated as soon as is practicable after the completion of a tender offer (the "Tender Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), of Target, subject to any necessary approval of the Merger by the shareholders of Target. Immediately prior to the consummation of the Tender Offer, CCI will have sold not less than $95,000,000 of its common stock to an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") (the "HMTF Equity Investment") pursuant to the Securities Purchase Agreement, dated as of October 16, 1996 (the "HMTF Securities Purchase Agreement"), between Hicks Muse and CCI, and CCI will have invested the entire proceeds thereof as a capital contribution in Acquisition Co. Immediately following the consummation of the Merger, the CCI will contribute (the "New Target Contribution") its assets (other than the stock of New Target) to New Target.


I.    Parties

  Borrower:                        New Target.

  Guarantors:                      CCI and each of its direct and indirect
                                   subsidiaries (other than New Target and the Excluded Foreign Subsidiaries referred to below) (the "Guarantors"; New Target and the
                                   Guarantors, collectively, the "Credit
                                   Parties").

  Lenders: The banks, financial institutions and other entities, including The Chase Manhattan Bank ("Chase"), selected in the syndication effort (collectively, the "Lenders").

  Advisor and Arranger:            Chase Securities Inc. (in such capacity, the
                                   "Arranger").

  Administrative Agent:            The Chase Manhattan Bank (in such capacity,
                                   the "Administrative Agent").


II.  Types and Amounts of Senior
     Facilities

A.  Term Loan Facilities

  Type and Amount:                 Six-year Senior Secured Term Loan Facilities
                                   (the "Term Loan Facilities") in the
                                   amount of $135,000,000 (the "Term Loans").

  Availability:                    On or before the date on which initial Term
                                   Loans are made and the Merger is
                                   consummated (the "Closing Date").

  Amortization:                    The Term Loans shall be repayable pursuant
                                   to an amortization schedule to be mutually agreed upon.

  Purpose:                         The proceeds of the Term Loans will be used
                                   (i) to refinance the borrowings of
                                   Acquisition Co. and CCI under the
                                   $103,500,000 loan facility (the "Tender
                                   Facility") arranged by the Arranger and made available to Acquisition Co. for the Tender Offer, (ii) to finance the payment of the consideration payable in the Merger to remaining holders of Shares (other than Acquisition Co.), (iii) to finance the refinancing by New Target of all or such portion of the indebtedness of Target and CCI outstanding after the Merger, including the Target Facility, as New Target shall determine (the "Refinancing") and (iv) the payment of the fees and expenses of the Merger and the Tender Offer and the transactions contemplated thereby.

B.  Revolving Credit Facility

  Type and Amount:                 Six-year Senior Secured Revolving Credit
                                   Facility (the "Revolving Credit Facility";
                                   together with the Term Loan Facilities, the "Senior Facilities") in the amount of $35,000,000 (the loans thereunder, the
                                   "Revolving Credit Loans") of which up to an amount to be agreed upon will be available in the form of Letters of Credit and Swing
                                   Line Loans.  Revolving Credit Loans in
                                   amount equal to the Closing Revolver Draw, which shall in no event exceed $5,000,000, may be drawn on the Closing Date.

  Availability:                    The Revolving Credit Facility shall be
                                   available on a revolving basis during the period commencing on the Closing Date and ending on the earlier of (a) a date approximately six years after the Closing
                                   Date and (b) the date on which the Term
                                   Loans mature or are repaid in full (such earlier date the "Revolving Credit
                                   Termination Date").

  Maturity:                        The Revolving Credit Termination Date.

  Purpose: The proceeds of the Revolving Credit Loans shall be used for working capital purposes and other general corporate purposes of New Target and its subsidiaries and, for the Merger, in an amount of not more than $5,000,000. Standby Letters of Credit shall be used to provide credit support for insurance and other general corporate requirements of New Target and its subsidiaries. Commercial Letters of Credit shall be used to provide the primary means of payment for the purchase of goods or services by New Target and its subsidiaries in the ordinary course of business.

III.  General Payment Provisions

  Fees and Interest Rates:         As set forth on Annex I.

  Optional Prepayments             Loans may be prepaid and commitments may be
  and Commitment                   reduced by New Target in minimum amounts to
  Reductions:                      be agreed upon.  Optional prepayments of the
                                   Term Loans shall be applied to the
                                   installments thereof ratably in accordance with the then remaining number of installments and may not be reborrowed.

  Mandatory Prepayments            The following amounts shall be applied to
  and Commitment                   prepay the Term Loans:
  Reductions:
                                      (a)  100% of the net proceeds of any sale
                                   or issuance of equity or any incurrence of indebtedness after the Closing Date by CCI or New Target or any of their subsidiaries
                                   (subject to certain customary exceptions including permitted indebtedness and equity issued in connection with permitted acquisitions);

                                      (b)  100% of the net proceeds of any
                                   sale or other disposition by CCI or New
                                   Target or any of their subsidiaries of any material assets, except for the sale of inventory or obsolete or worn-out property in the ordinary course of business subject to certain other customary exceptions
                                   (including a basket and capacity for
                                   reinvestment) to be agreed upon; and

                                      (c)  75% of excess cash flow (to be
                                   defined in a mutually satisfactory manner, but treating as a use of cash future capital investments) for each fiscal year of New Target (commencing with the 1997 fiscal year

                                   Each such prepayment of the Term Loans shall be applied to the installments thereof ratably in accordance with the then remaining number of installments and may not be reborrowed.

                                   The Revolving Credit Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Facility.

IV.   Guarantees and Collateral

  Guarantees:                      All obligations of New Target under the
                                   Credit Documentation shall be
                                   unconditionally guaranteed by the
                                   Guarantors.

  Collateral:                      The Senior Facilities and all guarantees
                                   thereof will be secured by a perfected first priority security interest in (a) all of the capital stock of New Target and each of its direct and indirect subsidiaries (provided, that if the pledge of all of the capital stock of any foreign subsidiary would have adverse tax consequences, only 65% of the capital stock of such foreign subsidiary (an
                                   "Excluded Foreign Subsidiary") shall be
                                   required to be pledged) and (b) all tangible and intangible assets (including, without limitation, intellectual property and real property of each Credit Party), except for those assets as to which the Administrative
                                   Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.  Certain Conditions

  Initial Conditions:              The availability of the Senior Facilities on
                                   the Closing Date shall be conditioned
                                 upon satisfaction of, among other things, the following conditions precedent on or before the Closing Date (which shall occur no later than July 15, 1997):

                                    (a)  Each Credit Party shall have executed
                                 and delivered satisfactory definitive
                                 financing documentation with respect to the Senior Facilities (the "Credit
                                 Documentation").

                                    (b)  All obligations of Acquisition Co. or
                                 New Target under the Tender Facility and
                                 Target under the Target Facility shall have been refinanced with the proceeds of the Senior Facilities.

                                    (c)  The distribution contemplated in the
                                 Merger Agreement of certain specified real estate of Target (the "Real Estate Distribution") shall have occurred on a basis that provides to Target a release from its obligations under the indebtedness secured by such real estate; the Merger shall have been, or shall be concurrently, consummated pursuant to the Merger Agreement and all required stockholder approval to effect the Merger shall have been obtained; and, no material provision of the Merger Agreement shall have been amended, supplemented, waived or otherwise modified without the prior written consent of the Administrative Agent.

                                    (d)  Except as contemplated by the
                                 discussion under the caption "Borrower"
                                 above, neither Acquisition Co. nor New
                                 Target shall have any outstanding
                                 indebtedness, liens or preferred equity
                                 after giving effect to the Merger other than such indebtedness, liens or preferred equity as shall be approved by the Lenders.

                                    (e)  The documents and materials filed
                                 publicly by CCI, Acquisition Co. and

                                   Target in connection with the Tender Offer and the Merger shall have been furnished to the Administrative Agent.

                                      (f)  The Lenders, the Administrative Agent
                                   and the Arranger shall have received all fees and expenses required to be paid on or before the Closing Date.

                                      (g)  Except as contemplated by the
                                   discussion under the caption "Borrower"
                                   above, all governmental, shareholder and third party approvals (including debtholders', landlords' and other consents) necessary or advisable in connection with the Merger, the Real Estate Distribution, the New Target Contribution, the financing contemplated hereby and the continuing operations of CCI, Acquisition Co., Target and their subsidiaries after the Merger and the New Target Contribution shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on Tender Offer, the Merger, the Real Estate Distribution, the New Target Contribution or the financing thereof.

                                      (h)  All actions necessary or advisable to
                                   perfect the lien of the Administrative Agent shall have been taken and all fees shall have been paid or duly provided for.

                                      (i)  The Administrative Agent shall have
                                   received satisfactory evidence that the fees and expenses to be incurred in connection with the Tender Offer, the Merger and the financing thereof (including any redemption or prepayment premiums for the refinancing of all Target indebtedness) shall not exceed an amount reasonable and customary for transactions of this type.

                                      (j)  The Administrative Agent shall have
                                   determined that reasonably satisfactory
                                   insurance relating to the CCI, Acquisition
                                   Co., Target and their subsidiaries will be in place after the Tender Offer and the Merger.

                                      (k)  The Lenders shall have received such
                                   legal opinions (including opinions (i) from counsel to CCI, Acquisition Co. and their subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

   On-Going Conditions:            The making of each extension of credit
                                   shall be conditioned upon (a) all
                                   representations and warranties in the Credit
                                   Documentation (including, without
                                   limitation, the material adverse change and litigation representations) being true and correct in all material respects and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit
                                   Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Merger or the Contribution, (b) the business, assets, property, condition (financial or otherwise) or prospects of CCI, New Target and their subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

                                                                               9
VI.  Representations, Warranties,
     Covenants and Events of Default

                                   The Credit Documentation shall contain
                                   representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

   Representations and Warranties: Accuracy of financial statements
                                   (including pro forma financial statements);
                                   absence of undisclosed liabilities; no
                                   material adverse change; corporate
                                   existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

   Affirmative Covenants:          Delivery of financial statements,
                                   reports, accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations;
                                   maintenance of property and insurance;
                                   maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; agreement to grant security interests in after-acquired property; and agreement to obtain, within a period after the Closing Date to be agreed, interest rate protection in an amount which shall assure that at least 50% of the aggregate principal amount of the Term Loans and other funded indebtedness on the Closing Date is subject to interest rate protection for a period of at least two years following the Closing Date, on terms and conditions satisfactory to the
                                   Administrative Agent.

   Financial Covenants:            Including, but not limited to, minimum
                                   EBITDA, maximum ratio of debt to EBITDA, minimum interest coverages (including after capital expenditures and capitalized software expenditures) and minimum fixed charge coverage ratio.

   Negative Covenants:             Limitations on: indebtedness (including
                                   preferred stock and guarantee obligations);
                                   liens; mergers, consolidations, liquidations and dissolutions; sales of assets; leases;
                                   dividends, stock repurchases and other
                                   payments in respect of capital stock;
                                   capital expenditures; investments, loans and advances; optional payments of subordinated debt; modifications of equity and debt instruments; transactions with affiliates;
                                   sale and leasebacks; changes in fiscal year;
                                   negative pledge clauses; changes in lines of business; and changes in passive holding company status of CCI after the consummation of the Merger and the New Target
                                   Contribution.  Certain of the negative
                                   covenants shall include customary
                                   exceptions.

   Events of Default:              Nonpayment of principal when due;
                                   nonpayment of interest, fees or other
                                   amounts within five business days after the date due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); cross-default; bankruptcy; certain
                                   ERISA events; material judgments;

                                   actual or asserted invalidity of any
                                   guarantee or security document, or security interest; and a change of control.

VII.  Certain Other Terms

  Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding Loans and commitments representing not less than 51% of the aggregate amount of the Loans and commitments under the Senior Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the collateral and guarantees.

  Assignments and                  The Lenders shall be permitted to assign and
  Participations:                  sell participations in their Loans and
                                   commitments, subject, in the case of
                                   assignments (other than to another Lender or to an affiliate of the assigning Lender), to the consent of the Administrative Agent, the Issuing Lender and the Swing Line Lender
                                   (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments, the minimum assignment amount shall be $5,000,000 unless otherwise agreed by New Target and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above.
                                   Pledges of Loans in accordance with
                                   applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Facilities upon request.

  Yield Protection:                The Credit Documentation shall contain
                                   customary provisions (a) protecting the
                                   Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of withholding or other taxes and
                                   (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, prepayment of a Eurodollar
                                   Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

  Expenses and                     New Target shall pay from and after the
  Indemnification:                 Closing Date (a) all reasonable
                                   out-of-pocket expenses of the Administrative
                                   Agent and the Arranger associated with the syndication of the Senior Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees and disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders in connection with the enforcement of the Credit Documentation (including the fees and disbursements and other charges of counsel).

                                   New Target shall indemnify, pay and hold harmless the Administrative Agent, the

                                   Arranger and the Lenders (and their
                                   respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party or material breach by the indemnified party of the definitive documents).

  Governing Law                    State of New York.
  and Forum:

  Counsel to the                   Simpson Thacher & Bartlett.
  Arranger and the
  Administrative Agent:

  Commitment Termination           The Credit Documentation must have been
  Date:                            entered into on or before January 15, 1997.

                                                                         Annex I
                                                                   to Term Sheet

                          Interest and Certain Fees


Interest Rate Options:       New Target may elect that all or a portion of the
                             Senior Facilities bear interest at a rate per annum equal to:

                             the ABR plus the Applicable Margin; or

                             the Eurodollar Rate plus Applicable Margin.

                        provided, that all Swing Line Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                        As used herein:

                        "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for certificates of deposit (grossed up for maximum statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.50%.

                        "Applicable Margin" means (a) with respect to ABR Loans (as defined below), 1.50% and (b) with respect to Eurodollar Loans (as defined below), 2.50%.

                        The foregoing margins shall be subject to reduction after the first anniversary of the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined.

                        "Eurodollar Rate" means the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three, six


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                             or, to the extent available to each Lender, twelve
                             months (as selected by New Target) are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the relevant Loan.

Interest Payment Dates:      In the case of Loans bearing interest based upon
                             the ABR ("ABR Loans"), quarterly in arrears.

                             In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:             New Target shall pay a commitment fee calculated
                             at the rate of .50% per annum on the average daily unused portion of the Senior Facilities, payable quarterly in arrears. Swing Line Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving
                             Credit Facility. Letters of Credit, however, for the purposes of the commitment fee, shall be deemed utilization of the Revolving Credit
                             Facility. The foregoing commitment fee shall be subject to reduction after the first anniversary of the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined. The commitment fees payable hereunder shall not be duplicative of any commitment fees payable under the Fee Letter (as defined in the Commitment Letter to which this Summary of Terms and Conditions is attached).

Letter of Credit Fees:       New Target shall pay a commission on all
                             outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving
                             Credit Facility on the face amount of each such Letter of Credit, less the fronting fee. Such commission shall be shared

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                             ratably amoung the Lenders participating in the
                             Revolving Credit Facility and shall be payable quarterly in arrears.

                             A fronting fee in an amount to be agreed upon on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                     At any time when new Target is in default in
                                  the payment of any amount due under the Senior
                                  Facilities, the principal of all Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:               All per annum rates shall be calculated on
                                  the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.